Exhibit 99.1

SemiLEDs Reports Third Quarter Fiscal Year 2023

Financial Results

Hsinchu, Taiwan (July 7, 2023) — SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the third quarter of fiscal year 2023, ended May 31, 2023.

Revenue for the third quarter of fiscal 2023 increased to $1.7 million, compared to $1.2 million in the second quarter of fiscal 2023. GAAP net loss attributable to SemiLEDs stockholders for the third quarter of fiscal 2023 increased to $756 thousand, or $(0.15) per diluted share, compared to a net loss of $541 thousand, or $(0.11) per diluted share, in the second quarter of fiscal 2023.

GAAP gross margin for the third quarter of fiscal 2023 decreased to 14%, compared to 23% for the second quarter of fiscal 2023. Operating margin for the third quarter of fiscal 2023 increased to negative 58%, compared with negative 61% for the second quarter of fiscal 2023. The Company’s cash and cash equivalents were $3.0 million at May 31, 2023, compared to $3.9 million at the end of the second quarter of fiscal 2023.

We expect revenue for the fourth quarter ending August 31, 2023 to be approximately $1.4 million +/- 10%.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, revenue expectations for the fourth quarter ending August 31, 2023, any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, the potential impact of the COVID-19 pandemic on our business; strategies and objectives of management for future operations; any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee

Chief Financial Officer

SemiLEDs Corporation

+886-37-586788

investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	May 31,	February 28,
	2023	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,041	$3,859
Restricted cash and cash equivalents	81	82
Accounts receivable (including related parties), net	981	530
Inventories	4,207	4,259
Prepaid expenses and other current assets	160	145
Total current assets	8,470	8,875
Property, plant and equipment, net	3,360	3,630
Operating lease right of use assets	1,456	1,505
Intangible assets, net	98	95
Investments in unconsolidated entities	913	921
Other assets	286	170
TOTAL ASSETS	$14,583	$15,196
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$5,072	$5,071
Accounts payable	544	508
Accrued expenses and other current liabilities	2,690	2,587
Other payable to related parties	1,298	1,221
Operating lease liabilities, current	144	144
Total current liabilities	9,748	9,531
Long-term debt, excluding current installments	1,493	1,626
Operating lease liabilities, less current portion	1,312	1,361
Total liabilities	12,553	12,518
Commitments and contingencies
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Additional paid-in capital	184,092	183,951
Accumulated other comprehensive income	3,658	3,691
Accumulated deficit	(185,764)	(185,008)
Total SemiLEDs stockholders' equity	1,986	2,634
Noncontrolling interests	44	44
Total equity	2,030	2,678
TOTAL LIABILITIES AND EQUITY	$14,583	$15,196

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended
	May 31,	February 28,
	2023	2023
Revenues, net	$1,679	$1,152
Cost of revenues	1,438	890
Gross profit	241	262
Operating expenses:
Research and development	372	295
Selling, general and administrative	850	669
Total operating expenses	1,222	964
Loss from operations	(981)	(702)
Other income (expenses):
Interest expenses, net	(67)	(65)
Other income, net	295	229
Foreign currency transaction loss, net	(3)	(7)
Total other income, net	225	157
Loss before income taxes	(756)	(545)
Income tax expense	—	—
Net loss	(756)	(545)
Less: Net gain (loss) attributable to noncontrolling interests	—	(4)
Net loss attributable to SemiLEDs stockholders	$(756)	$(541)
Net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	$(0.15)	$(0.11)
Shares used in computing net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	4,897	4,866